UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

ADVOCAT INC.

(Name of Registrant as Specified In Its Charter)

TODD P. ROBINSON

ESSEL W. BAILEY, JR.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TODD P. ROBINSON

2307 Princess Ann Street

Greensboro N.C. 27408

Dear Fellow Advocat Shareholder:

My name is Todd Robinson, and I am writing you this letter with the hope that we can work together to make some positive changes in Advocat Inc. and, ultimately, increase the value of your holdings.

I am an experienced healthcare investor. As you can see from my personal resume, which is attached, I have had a broad range of experience in this industry, including acting as a CEO and Board member and engaging in acquisitions and workouts for various companies within the industry.

I am currently trying to encourage Advocat’s Board of Directors to appoint new Board members so that the Company will have the benefit of hearing new business perspectives for existing and future opportunities. I believe that the current Board of Directors and management have failed to capitalize upon market opportunities or communicate any long range plans for the Company. Despite this sub-par performance, they are extremely well compensated. According to this year’s proxy statement, the four outside Board members collectively received compensation equal to $589,000 during the past year.

I am proposing that three new Board members be appointed to the Board of Directors by the existing Board members. These three Board members would be Essel Bailey, Jr., Terry Cash and me. I am also attaching some additional information regarding Mr. Bailey and Mr. Cash who, as you can see, are also well qualified to serve on the Board. Later in this letter, I will explain how you can help me get some fresh perspectives and energy onto the Board of Directors.

My recent history with the Company begins in late 2005 when I began discussions with the Board Chairman to combine some of my assets and assets owned by others (nursing homes and institutional pharmacies) with those owned by Advocat in order to create a more valuable business. The majority of the assets being considered for acquisition were not owned by me, but rather business acquaintances within the industry. All were a good fit with Advocat’s holdings.

In early 2006, I signed a confidentiality agreement provided to me by William Council, the Company’s CEO, on the premise that Advocat would be sharing non-public information to determine how the transaction might be structured and valued. In anticipation of receiving this information, I was advised not to purchase shares of Advocat stock due to the insider trading rules. Ultimately, no such proprietary information was given to me, but I never acquired Company stock on the hopes that our transaction would proceed as discussed. Recently, I acquired 100 shares of the Company’s common stock. Mr. Bailey and Mr. Cash do not own any Advocat stock at this time. If we were elected to the Board, I can assure you that we would collectively acquire a worthwhile stake in the Company, either via a cash or asset investment, to prove our commitment to its success and to further align our financial interests with those of other shareholders.

I was amazed when I read the Company’s proxy statement this year which disclosed that, when you back out the Chairman’s stock ownership and the stock options the Board members awarded to themselves, the four remaining Board members (including the CEO) collectively own only 22,900 shares of Company stock, which is less than 0.4% of all of the outstanding shares. The two existing Board members whose terms are expiring at this year’s annual meeting own only 1000 and 0 shares, respectively.

After our initial meeting in November, 2005, my negotiations with the Company would continue on and off for about a year and half. We would work out proposals and details, and Advocat’s senior management would ultimately fail to pursue and follow up.

In a press release dated May 3, 2007, Advocat’s CEO indicated that a principal reason that a transaction was not pursued by the Company was due to the low stock price at the time of negotiations, and if stock were paid in exchange for the assets acquired, the transaction would be too “expensive.” This doesn’t accurately reflect the proposals which were discussed. The proposed transaction was to be valued based on the relative cash flows of all assets (both Advocat’s existing assets and the assets to be acquired), subject to certain adjustments. By looking at cash flow multiples, we would be able to determine the value of everyone’s business relative to one another. The percentage of equity ownership of the participating parties would be determined by these relative values, and the trading price for Advocat’s stock would be a non-factor. This methodology was agreed upon in large part due to senior management’s concern that Advocat’s share price was not valued highly enough in the market. Ultimately, however, the Company cut off discussions before we could determine the relative value of these assets and the final cost of the transaction.

After Advocat’s stock price fell by 30% earlier this year, I reached out once again to the Board Chairman and CEO. In our discussions, I offered for Mr. Bailey and myself to join the Board. The Board Chairman had communicated to me his desire to move forward and create a plan for the upcoming year, and I felt that we could help in this process. Ultimately, once again, the senior management did not follow through with this offer.

Recently, it has come to my attention that I am not alone in my frustration with the Company’s management team and their apparent inaction to move the Company forward. Over the past couple of weeks, I have been contacted by several large shareholders who have expressed a similar frustration. As a result, with this shareholder support, I decided to pursue being elected to the Board. Unfortunately, this Company has very rigid processes for submitting Board nominations which, in effect, help ensure that the Board’s nominees are elected. The Board also accelerated this year’s meeting date, as compared to prior years, which advanced the deadline for submitting Board nominations unexpectedly. As a result, I am now employing an alternative strategy to get new Board members appointed.

This year’s annual meeting is scheduled to occur on May 17, 2007. Two Board seats are up for election. The only nominees are the two existing Board members whose terms are expiring at the annual meeting. No other nominees will be allowed at this time. The nominees who receive a plurality of the votes cast will be elected. So, even if there are more votes “withheld than votes cast “for” the nominees, these two existing Board members will be re-elected to their seats.

The only possible way to prevent the election of the same Board members is to stop the meeting from taking place. Under the Company’s bylaws, at least 50% of the Company shares must attend the meeting in person or by proxy in order for the required quorum to be established. If the meeting fails to assemble the required quorum, I anticipate that the meeting will be adjourned until such time as a quorum can be established.

I am asking shareholders to not attend the annual meeting this year, either in person or by proxy. Rather, I plan on asking shareholders to give me their proxy to vote their shares at the meeting, which I will only do if the Board first appoints Mr. Bailey, Mr. Cash and myself to the Board. If we are not appointed, any proxies that I will hold will not attend the meeting, and hopefully, this will result in no quorum being assembled. I will not be soliciting these proxies until I am able to deliver to you a proxy statement and form of proxy. I have filed a preliminary proxy statement with the SEC., which can be viewed at the SEC’s website (www.sec.gov). Once the definitive proxy statement is filed, I will send you a copy with the additional information and the form of proxy.

Unfortunately, we are under a very tight timeline. If you believe you will support my efforts to bring new perspectives to the Board, there are things you can do so that we are prepared to act quickly.

•

Please wait before sending in any proxy card for the annual meeting until you receive my proxy statement. If you return the proxy card to the Company, you shares will be counted for purposes of establishing a quorum, even if you elect to withhold your votes for one or both Board nominees.

•

If you have already sent in your proxy card, you have the ability to revoke it in writing by notifying the Company secretary. For those shareholders who have sent in their proxy and not yet revoked the proxy, I plan on sending a form of revocation of proxy along with my proxy statement and proxy card once they are finalized.

•

If you own shares with a bank or broker (i.e. in “street name”), you must act quickly so that your broker does not vote your shares on your behalf. With respect to these types of Board elections at annual meetings, brokers have the authority to vote your shares if no other instruction is given. If you hold your shares in street name, please contact your bank or broker immediately and let them know you want to vote your shares at the meeting. Please let them know that you don’t want your shares counted toward the meeting quorum unless you (or your proxy holder) attend the meeting to vote those shares. They will need to notify the street that these shares are not being voted in the ordinary course, and they will need to provide you with a proxy or other documentation reflecting your beneficial ownership and authority to vote the shares. This could take some time. So, it is important that you act quickly.

If all goes as planned, I will “stand in the parking lot” during the annual meeting unless and until the three new Board members are appointed.

I truly regret that the only opportunity to affect any type of change on the Board until next year’s annual meeting has to be so disruptive. Unfortunately, the safeguards in the Company’s bylaws and policies of the Board entrench the existing Board members and make it difficult for the will of the shareholders to be respected. Hopefully, with my efforts and your influence, we can succeed in putting the Company on the right course. I encourage you to let your voices be heard prior to the annual meeting so that the existing Board and the public will know any concerns that you have.

I hope that you will be able to lend me your support. If you have any questions, please do not hesitate to contact me.

Sincerely yours,

/s/ Todd P. Robinson
Todd P. Robinson

IMPORTANT INFORMATION

ESSEL W. BAILEY, JR. AND TODD P. ROBINSON ARE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM SHAREHOLDERS OF ADVOCAT INC. INFORMATION ABOUT MESSRS. BAILEY AND ROBINSON IS SET FORTH IN THEIR PRELIMINARY PROXY STATEMENT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) ON MAY 1, 2007. ADDITIONAL INFORMATION REGARDING THE INTERESTS OF THE PARTICIPANTS AND OTHER PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES MAY BE OBTAINED BY READING THE DEFINITIVE PROXY STATEMENT, WHICH THE PARTICIPANTS INTEND TO FILE WITH THE SEC ON OR ABOUT MAY 11, 2007. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. YOU WILL BE ABLE TO OBTAIN A FREE COPY OF THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AT THE SEC’S WEBSITE (WWW.SEC.GOV).

Todd P. Robinson

2307 Princess Ann Street

Greensboro, North Carolina 27408

Phone 336-286-2087 Fax 978-805-3163

Email CottonBay@aol.com

PERSONAL

Age 41. Grew up in Greensboro, North Carolina. Married with four children.

EDUCATION

1984-1988	Bachelor of Science in Business Administration with Accounting Concentration. University of North Carolina at Chapel Hill- 1988; Sigma Chi Fraternity Inactive CPA in North Carolina

INTERESTS & ACTIVITIES

• Actively Follow and Invest in Financial Markets.

• Radio Investments.

• Golf, Tennis, Scuba Diving, Deep Sea Fishing.

EMPLOYMENT

12/2001-Present	Private Investor. Principal business address is 2307 Princess Ann Street, Greensboro, North Carolina 27408.

7-12/2001	CEO and member of BOD of Omega Worldwide, Inc. [Nasdaq:OWWI]. Personally the largest shareholder of the Company. Brought in as an independent BOD member (after 2 years of requests and proxy fight threats) and made CEO. Positioned company for merger with sister company, Principal Healthcare Finance, Ltd. although several portfolio issues and capital issues of Principal prohibited the merger. Companies were sold in September 2002.

4/1999-7/2001	Retired to pursue Personal Investments

1995-4/1998	Vice President, Omega Worldwide, Inc.; Assistant Vice President and Director of Acquisitions, Omega Healthcare Investors, Inc., Ann Arbor, MI.

Responsible for structuring and originating investments for Omega Worldwide, a public company spin-off of Omega Healthcare Investors, Inc. [NYSE:OHI], that advised and capitalized other entities which provided healthcare related sale-leaseback and seed capital financing in non-U.S. countries. Responsible for structuring and originating investments for Omega Healthcare in the United States. Generated well over $300,000,000 in investments from July 1995 when I joined the Company.

When I resigned, Omega Healthcare was the fourth largest Healthcare REIT in the United States, and a sister company, Principal Healthcare Finance, Ltd., was the largest nonbank, nonoperator owner of nursing homes in the United Kingdom. Under Omega and Omega Worldwide, I had been spearheading Omega’s involvement in Australia (started in September 1997).

1990-1995	Vice President, Interstate/Johnson Lane, Charlotte, NC. (now First Union/Wachovia/IJL Securities)
Vice President, ISC Realty Corp. (Real Estate Subsidiary)

Responsible for various private and public partnerships that owned and managed all types of real estate including Nursing Homes. Developed an expertise in Nursing Home analysis. Through my tax training and financial background, worked through and managed a variety of workouts, recapitalizations, refinances, foreclosures, and dispositions of various properties.

1988-1990	Tax Staff, Arthur Andersen & Co., Charlotte, NC

Preparation of federal and state income tax returns and tax planning for corporations, partnerships, and individuals. Researched various tax and related business issues. Involved in a number of special projects including real estate syndications, appraisals, due diligence investigations, restructurings and reconstruction of financial information.

INVESTMENT ACTIVITIES
Nursing Homes

• Own three nursing homes in Tennessee currently managed by the Epic Group.

• Sold 5 other nursing homes over the last several years, all at substantial profits; sold 2 back to a lender in a negotiated settlement at no net economic loss.

• Partner in TN Institutional Pharmacy that services over 40 nursing homes and ALF’s.

Radio and Television Investments.

• Actively pursue investments in FM Radio stations.

•        Built, operated, and sold: WCCJ 92.7 FM in Harrisburg , NC (Charlotte) in 1995; WOSN 97.1 in Indian River Shores, FL (Vero Beach) in 1997; WMPS in Tunica, MS (Memphis) in 1998; TV Station in Muskogee (Tulsa), OK (didn’t operate) in 1999; WQMR in Snow Hill, MD (Ocean City) in 2004; WSAG in Pinconning, MI (Saginaw) in 2005; Wessington Springs, SD in 2006.

•        Sold Construction Permit (“CP”) for KAIO Randolph, UT (Salt Lake City) in 1999; CP for New London, IA in 2000; CP for Bayboro, NC in 2000; CP for Mesquite (Las Vegas), NV in 2001; CP for Norman (Oklahoma City), OK (TV) in 2002; CP for Armagosa Valley (Las Vegas), NV in 2002; CP for Pocatello, ID (TV) in 2003.

•        Passive investor with brother, wife and father who have CP’s to build stations in Rye, CO (Pueblo), Westcliffe, CO (Canon City), Saratoga, WY, Lovelock, NV (Reno), Alturas, NV (Reno) and Newell, SD (Rapid City). Brother won another 6 stations in March 2007.

•        With Partners, currently have stations on the air in Huron (Fresno), CA and Kearny (Tucson), AZ. Own and operate KZID in Orofino, ID (Moscow/Pullman), WUSP in Nekoosa, WI (Wausau/Stevens Point), and Truckee (Lake Tahoe), CA.

Patents

• US and foreign patents for hosiery knitting and toe-closing methodologies. Licensed to Conti Complett, an Italian machinery manufacturer.

• Have a technology on a new windshear detection technology for airplanes.

•        Control Pen-One, Inc., a company that holds US and foreign patents and other intangibles related to Fingerprint scanning in Pens and other writing instruments. Has broad application for Credit Cards, Immigration, Military, and Homeland Security.

• Control BD Group which holds US and foreign patents related to certain keycard technologies and remote site gaming technologies.

Other Miscellaneous

China

Partner in a firm which owns the Frederick Cooper and Tyndale Lamp companies. All products are now sourced in Asia and shipped to Chicago. Also invested in a new company in China that retails Danish-made furniture to middle and upper class Chinese citizens.

Australia

Own a 9,500 +/- acre farm on Kangaroo Island in the state of South Australia. Farm has approximately 5 miles of coastline, six rental cabins, and four houses/flats. This farm is sandwiched between 2 very much larger National Parks. In 2004, sold 250 acres to Baillie Lodges, who is building a five-star ecotourism resort within our property.

Oil and Natural Gas

Managing Member of two investment LLCs that acquire leases and drill for oil and natural gas in the Western US. Partners with experienced Billings, MT operator.

Essel W. Bailey, Jr.

315 East Eisenhower Parkway,

Suite 212,

Ann Arbor, MI 48108

Mr. Bailey (age 62) is a lawyer, corporate executive and private investor. He is Managing Director of Alpha Capital, Inc., an investment company, whose principal address is 315 East Eisenhower Parkway, Suite 212, Ann Arbor, MI 48108. He has organized and run two public companies, has served as a director or chaired the Board of three NYSE listed companies and has spent the last 20 years engaged in the capital markets, dealing with rating agencies, investment banks and other global financial organizations. He has invested in, organized and/or managed businesses in real estate and real estate finance, healthcare and manufacturing in the United States, the United Kingdom and Australia.

After several years in Michigan state government, Mr. Bailey spent 15 years with the Detroit law firm Dykema, Gossett, where he was a partner specializing in corporate and real estate finance.

Mr. Bailey has served as a director of corporations including Vitalink Pharmacy, Inc (NYSE), Evergreen Healthcare, Inc (NYSE) as well as several private companies. He organized and capitalized in public offerings Omega Healthcare Investors, Inc (CEO, NYSE) and Omega Worldwide, Inc (CEO, NASDAQ) and served as a director of the National Association of Real Estate Investment Trusts. He continues to serve as a director of nonprofit organizations related to mental health and elderly care services and is a Trustee of the Michigan Chapter of The Nature Conservancy.

Educated at Cranbrook School, Bloomfield Hills, Mi. and Wesleyan University, Middletown Connecticut, he also holds a JD degree from the University of Michigan Law School. He is a member of the American Bar Association and the Michigan Bar Association.

Terry L. Cash

Post Office Box 280

Chesnee, South Carolina 29323

Education

B.S. Degree 1970, School of Pharmacy, University of South Carolina, Columbia, South Carolina.

Business

President and Chief Executive Officer, Caman Group, Inc., Chesnee, South Carolina. Private investments in real estate, long-term care facilities, and pharmacy.

Professional Licenses

Registered Pharmacist – South Carolina and North Carolina

Other Board and Community Activities

Current Boards

Chairman- Spartanburg Regional Healthcare System

Vice Chairman- Spartanburg County Commission for Higher Education (USCU)

Carolina Piedmont Foundation

Chairman- VSP Foundation

Board of Governors- Spartanburg Area Chamber of Commerce

Carolina Alliance Bank- Organizer and Director

Past Boards

Past Chairman- Spartanburg Regional Healthcare System Foundation

Past Chairman- Spartanburg Regional Hospital for Restorative Care

Past Chairman- Chesnee Area Development Association

South Carolina Healthcare Association

North Carolina Health Facilities Association

Spartanburg Area Chamber of Commerce

The Arts Partnership of Greater Spartanburg

Leadership Spartanburg Alumni- 2000

Honors/Awards

State of South Carolina- Health and Human Services Leadership in Aging Award- 1999

State of South Carolina- Ambassador for Economic Development- 1999

Spartanburg County Health Planning Department Volunteer of the Year Award- 2001